Exhibit 99.1

Media Contacts:

Teresa Nilsen Hennessy Advisors, Inc. Terry@hennessyadvisors.com; 800-966-4354	Hibre Teklemariam SunStar Strategic HTeklemariam@sunstarstrategic.com; 703-894-1057

FOR IMMEDIATE RELEASE

Hennessy Advisors, Inc. Reports Annual Earnings

December 6, 2023, Novato, CA - Hennessy Advisors, Inc. (Nasdaq: HNNA) today reported results for the fiscal year ended September 30, 2023.

“Throughout 2023, speculation about the U.S. economy has been flush with talk of continued inflation, rising unemployment and, of course, warnings of an impending recession,” said Neil Hennessy, Chairman and CEO. “The truth of the matter is, while the U.S. economy may have its challenges, I see a lot of positives keeping our economy resilient and productive.”

“Americans continue to be employed, real wages are on the rise (supporting healthy spending), and productivity is surging. Inflation appears to be declining and interest rates have stabilized. All in all, I remain confident that investors are seeing these same signs of stamina and resilience in our economy, and the resulting investor confidence may add further strength to an already positive outlook for the future,” he continued.

“U.S. equities had solid, positive performance for the one-year period ending September 30, 2023, with the S&P 500® Index returning 21.62% and the Dow Jones Industrial Average returning 19.18% for the period. Similar to the overall markets, the majority of our funds performed well: 14 of the 17 Hennessy Funds posted positive returns for the one-year period ended September 30, 2023. What I am most proud of is not just these solid one-year returns, but how our funds have performed over a longer time frame: 13 of the Hennessy Funds posted positive returns for the three-year and five-year periods ended September 30, 2023, and all 14 Hennessy Funds with at least 10 years of operating history posted positive returns for the 10-year period ended September 30, 2023,” said Neil Hennessy. “Below are a few highlights of the accolades our funds’ stellar long-term performance garnered in recent months.”

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The 20 highest-rated large-cap mutual funds from TheStreet Quant Ratings. (November 16, 2023). TheStreet. TheStreet Ratings Staff. The Hennessy Cornerstone Value Fund is ranked number one in the article.

•	Are these 3 Top-Ranked Mutual Funds in Your Retirement Portfolio? (November 7, 2023). Zacks Equity Research. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

•	How to Find The Best Style Mutual Funds 3Q23? (August 8, 2023). Forbes. The Hennessy Cornerstone Value Fund ranked first overall in the article.

•	On July 8, 2023, the Wall Street Journal announced its Winner’s Circle. The Hennessy Cornerstone Mid Cap 30 was ranked 6th with 12-month performance through June 30, 2023, of 35.1%.

•	Tyler Bundy. (June 22, 2023). The 20 Best Large-Cap Mutual Funds to Buy Now. TheStreet. The Hennessy Cornerstone Value Fund was ranked number 16 in the article.

•	Lewis Braham. (June 15, 2023). How to Find Funds that Can Play Both Offense and Defense. Barron’s. The Hennessy Cornerstone Mid Cap 30 Fund is named in the article.

“Our average assets under management declined during fiscal year 2023, leading to reduced earnings,” said Teresa Nilsen, President and COO. “However, the strength of our product lineup allowed us to end fiscal year 2023 with higher total assets under management than the prior period,” she continued. “Additionally, our operating cash flow remained strong, leading to an increase in our cash position net of debt of approximately 11%, and solidly covering our robust dividend. We are actively supporting our fund lineup through consistent and reliable marketing and distribution and through strategic acquisitions, as evidenced by the successful integration of the assets of the CCM Small/Mid-Cap Impact Value Fund into our existing ETF,” she added.

Summary Highlights for the Fiscal Year (compared to fiscal year 2022):

●	Total revenue of $24.0 million, a decrease of 19%.
●	Net income of $4.8 million, a decrease of 23%.
●	Fully diluted earnings per share of $0.63, a decrease of 23%.
●	Average assets under management, upon which revenue is earned, of $3.0 billion, a decrease of 18%.
●	Total assets under management of $3.0 billion, an increase of 5%.
●	Cash and cash equivalents, net of gross debt, of $20.2 million, an increase of 11%.

	Twelve Months Ended Sept 30,		Change
	2023	2022	Dollar	Percent
Total Revenue	$24,019,874	$29,666,869	$(5,646,995)	-19.0%
Net Income	4,770,888	6,190,209	(1,419,321)	-22.9%
Earnings Per Share (Diluted)	0.63	0.82	(0.19)	-23.2%
Weighted Average Number of Shares Outstanding (Diluted)	7,603,676	7,558,008	45,668	0.6%
Average Assets Under Management	2,991,689,979	3,644,362,374	(652,672,395)	-17.9%

	As of Sept 30,
	2023	2022
Total Assets Under Management	$3,032,041,791	$2,895,716,700	$136,325,091	4.7%
Cash and Cash Equivalents, Net of Gross Debt Balance	20,225,668	18,236,604	1,989,064	10.9%

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy‑and‑hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains “forward-looking statements” for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward‑looking statements relate to expectations and projections about future events based on currently available information. Forward‑looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward‑looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled “Risk Factors” and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward‑looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.